Exhibit (j)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N1-A of our report dated December 29, 2006, relating to the financial statements and financial highlights which appear in the October 31, 2006 Annual Report to Shareholders of the following funds of the Goldman Sachs Trust: Structured International Equity Flex Fund and the Structured U.S. Equity Flex Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading “Financial Highlights”,, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers
Boston, Massachusetts
February 28, 2007